EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-4 of Independent Bank Group, Inc., as amended, of our report, dated March 29, 2016 on the consolidated financial statements of Carlile Bancshares, Inc. and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus.

/s/ Crowe Horwath LLP

Dallas, Texas

February 20, 2017